                                                                     EXHIBIT 12



PORTLAND GENERAL ELECTRIC COMPANY
EARNINGS TO FIXED CHARGES - SEC BASIS
4/29/99

              (Thousands of Dollars)                       31-Dec-98      31-Dec-97     31-Dec-96     31-Dec-95     31-Dec-94
                                                         -------------  ------------- ------------- ------------- --------------

NET INCOME                                               $     137,490  $     125,986 $     155,915 $      92,787 $     106,118
INCOME TAXES                                                    82,453         70,019       114,112        59,709        74,937
                                                         -------------  ------------- ------------- ------------- --------------
INCOME BEFORE CUMULATIVE EFFECT ITEMS AND INCOME TAXES         219,943        196,005       270,027       152,496       181,055
FIXED CHARGES, EXCLUDING PREFERRED DIVIDEND REQUIREMENT         91,136         91,268        92,809        93,012        84,650
                                                         -------------  ------------- ------------- ------------- --------------
EARNINGS BEFORE INCOME TAXES AND FIXED CHARGES                 311,079        287,273       362,836       245,508       265,705
                                                         -------------  ------------- ------------- ------------- --------------
FIXED CHARGES:
  INTEREST EXPENSE (long & short-term)                          75,943         75,587        77,158        76,584        69,027
  INTEREST ON LONG-TERM POWER CONTRACTS (PUD'S)                  9,242          9,594         9,507         9,486         9,679
  INTEREST FACTOR IN LONG-TERM LEASES                            5,951          6,087         6,144         6,942         7,690
                                                         -------------  ------------- ------------- ------------- --------------
                                    TOTAL FIXED CHARGES  $      91,136  $      91,268 $      92,809 $      93,012 $      84,650
                                                         =============  ============= ============= ============= ==============
RATIO OF EARNINGS TO FIXED CHARGES BEFORE  INCOME TAXES           3.41           3.15          3.91          2.64          3.14
                                                         =============  ============= ============= ============= ==============